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                                                                    EXHIBIT 4(d)


                          FIFTH SUPPLEMENTAL INDENTURE

     This Fifth Supplemental Indenture, dated as of August 31, 2002 (this "Supplemental Indenture"), among CenterPoint Energy, Inc., a Texas corporation ("CEP"), Reliant Energy, Incorporated, a Texas corporation (formerly Houston Lighting & Power Company) (the "Company"), and JPMorgan Chase Bank (formerly Texas Commerce Bank National Association), as Trustee (the "Trustee"), supplements the Collateral Trust Indenture dated as of September 1, 1988 (the "Indenture") between the Company and the Trustee, as supplemented by the First Supplemental Indenture dated as of January 1, 1989 between the Company and the Trustee, the Second Supplemental Indenture dated as of May 1, 1989 between the Company and the Trustee, the Third Supplemental Indenture dated as of February 1, 1993 between the Company and the Trustee and the Fourth Supplemental Indenture dated as of December 1, 1993 between the Company and the Trustee under which the Company's Series A, B and C Medium Term Notes were issued and Series C Medium Term Notes (the "Securities") remain outstanding.


                                    RECITALS

     WHEREAS, pursuant to an Agreement and Plan of Merger dated as of October 19, 2001, among the Company, CEP and Reliant Energy MergerCo, Inc., a Texas corporation and an indirect wholly-owned subsidiary of CEP ("MergerCo"), MergerCo will be merged with and into the Company (the "Merger"), with the Company to be the surviving corporation, as a result of which, at the effective time of the Merger, each share of common stock, without par value, of the Company will be converted into one share of CEP common stock and the Company will become a wholly-owned subsidiary of CEP;

     WHEREAS, concurrently with the Merger, the Company will (i) distribute the capital stock of all of its subsidiaries, other than certain financing subsidiaries, to CEP (the "Stock Distribution") and (ii) convey its Texas electric generation assets and certain buildings and related assets to indirect wholly owned subsidiaries of CEP (the "Asset Conveyance," and together with the Merger and the Stock Distribution, the "Restructuring");

     WHEREAS, the Restructuring is a transfer of the Company's properties and assets substantially as an entirety;

     WHEREAS, pursuant to Section 901 of the Indenture, CEP, as the transferee of the Company's properties and assets substantially as an entirety, is required to expressly assume, by an indenture supplemental to the Indenture, the due and punctual payment of the principal of (and premium, if any) and interest (including all additional amounts, if any, payable pursuant to the Indenture) on all the Securities and the performance of every covenant of the Indenture on the part of the Company to be performed or observed;

     WHEREAS, Section 1001 of the Indenture provides that under certain conditions the Company and the Trustee, without the consent of the Holders of Securities, at any time and from time to time, may enter into an indenture supplemental to the Indenture for the purposes



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inter alia, to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company under the Indenture and in the Securities;


                   NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE
                                   WITNESSETH:

     In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to comply with Sections 901 and 1001 of the Indenture, the parties hereto hereby agree, for the equal and proportionate benefit of the respective Holders from time to time of the Securities, as follows:

     Section 1. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture.

     Section 2. Succession by Transfer of Properties and Assets Substantially as an Entirety.

     (1) Upon consummation of the Restructuring, CEP shall become the successor to the Company for all purposes of the Indenture and CEP hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest (including all additional amounts, if any, payable pursuant to the Indenture) on all the Securities and the performance of every covenant of the Indenture, as supplemented by this Supplemental Indenture, on the part of the Company to be performed or observed.

     (2) Concurrently with the execution and delivery of this Supplemental Indenture, the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel as required by Section 901(3) of the Indenture.

     (3) Pursuant to Section 902 of the Indenture, concurrently with the execution and delivery of this Supplemental Indenture, (i) CEP shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if CEP had been named as the Company in the Indenture and (ii) the Company shall be relieved of all obligations and covenants under the Indenture and the Securities.

     Section 3. Ratification. The Indenture as hereby supplemented is in all respects ratified and confirmed by each of the parties hereto, and all of the rights and powers created thereby or thereunder shall be and remain in full force and effect.

     Section 4. Governing Law. The laws of the State of Texas shall govern this Supplemental Indenture without regard to principles of conflicts of laws.

     Section 5. Successors. All agreements of the parties hereto in this Supplemental Indenture shall bind their respective successors.

     Section 6. Multiple Counterparts. The parties hereto may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.



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     Section 7. Trustee's Disclaimer. The recitals contained herein shall be taken as the statements of the Company and CEP, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.


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     IN WITNESS WHEREOF, the undersigned have caused this Supplemental Indenture to be executed by its duly authorized officer as of the date first above written.

                                       CENTERPOINT ENERGY, INC.


                                       By:         /s/ Rufus Scott
                                          --------------------------------------
Attest:                                   Name: Rufus Scott
                                          Title: Vice President

By:      /s/ Richard B. Dauphin
   ----------------------------------
   Name: Richard B. Dauphin
   Title: Assistant Corporate
          Secretary


                                       RELIANT ENERGY, INCORPORATED


                                       By:        /s/ Marc Kilbride
                                          --------------------------------------
Attest:                                   Name: Marc Kilbride
                                          Title: Treasurer

By:      /s/ Richard B. Dauphin
   ----------------------------------
   Name: Richard B. Dauphin
   Title: Assistant Corporate
          Secretary


                                       JPMORGAN CHASE BANK,
                                       Trustee


                                       By:          /s/ Bill Marshall
                                          --------------------------------------
                                          Name: Bill Marshall
                                          Title: Vice President



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